EXHIBIT 99.3

AMERICAN ACHIEVEMENT GROUP HOLDING CORP., AAC GROUP HOLDING CORP. AND AMERICAN ACHIEVEMENT CORPORATION ANNOUNCE REDEMPTION OF NOTES AND EXTENSION OF TENDER OFFER

AUSTIN, TX, November 1, 2010 – American Achievement Group Holding Corp. (“Parent Holdings”), AAC Group Holding Corp. (“Intermediate Holdings”) and American Achievement Corporation (“AAC,” and together with Parent Holdings and Intermediate Holdings, the  “Company”) each announced today that it will redeem for cash any and all of (i) Parent Holdings’ 12.75% Senior PIK Notes due October 2012 (the “Parent Holdings Notes”), (ii) Intermediate Holdings’ 10.25% Senior Discount Notes due October 2012 (the “Intermediate Holdings Notes”) and (iii) AAC’s 8.25% Senior Subordinated Notes due April 2012 (the “AAC Notes,” and together with the Parent Holdings Notes and the Intermediate Holdings Notes, the “Notes”) that, in each case, remain outstanding after the settlement today, November 1, 2010, of the Notes accepted for purchase on the early tender date pursuant to the Company’s previously announced tender offer and consent solicitation (the “Offer”), as described in the Offer to Purchase and Consent Solicitation Statement, dated October 18, 2010 (the “Offer to Purchase”).

The redemption date for the outstanding Notes will be December 1, 2010 (the “Redemption Date”) and the redemption price will be (i) 103.188% of the principal amount of the Parent Holdings Notes, (ii) 100.000% of the principal amount of the Intermediate Holdings Notes and (iii) 100.000% of the principal amount of the AAC Notes, plus, in each case, any accrued and unpaid interest up to (but not including) the Redemption Date.  As of 5:00 p.m., New York City time, on November 1, 2010, approximately (i) $12,290,312 aggregate principal amount of Parent Holdings Notes, (ii) $28,144,000 aggregate principal amount of Intermediate Holdings Notes and (iii) $22,351,000 aggregate principal amount of AAC Notes, is expected to be outstanding.  The Company delivered today, to the applicable trustee for their respective series of Notes, in trust amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to (but not including) the Redemption Date, for all such Notes, thereby satisfying and discharging their obligations under such Notes in full as of today.

The notice of redemption for the Notes will be sent to registered holders on or about November 1, 2010.  The Parent Holdings Notes and Intermediate Holdings Notes are to be surrendered to U.S. Bank National Association, as trustee and paying agent, and the AAC Notes are to be surrendered to The Bank of New York Mellon Trust Company, N.A., as trustee and paying agent, in each case, in exchange for payment of the redemption price, plus accrued and unpaid interest up to (but not including) the Redemption Date.  Questions relating to, and requests for additional copies of, the notice of redemption for the Parent Holdings Notes and Intermediate Holding Notes should be directed to U.S. Bank National Association, Corporate Trust Services, P.O. Box 64111, St. Paul, MN 55164-0111 at (800) 934-6802.  Questions relating to, and requests for additional copies of, the notice of redemption for the AAC Notes should be directed to The Bank of New York Mellon Trust Company, N.A., Corporate Trust, 601 Travis, 16th Floor, Houston, TX 77002 at (800) 254-2826 or (713) 483-6649.

The Company also announced today that it is extending the final expiration date with respect to the Offer (the “Expiration Time”) from 11:59 p.m., New York City time, on November 15, 2010, to 11:59 p.m., New York City time, on December 2, 2010.  Except for the extension of the Expiration Time, all other terms and conditions of the Offer remain unchanged.  Holders who have not already tendered their Notes pursuant to the Offer may continue to do so at any time prior to the Expiration Time, unless further extended or earlier terminated by the Company in its sole discretion.  However, such holders will not be entitled to receive any consent payment.  Further, because the Company intends for all outstanding Notes to be redeemed on the Redemption Date, the Company does not expect any Notes (including any Notes tendered after the early tender time) to be outstanding at the Expiration Time.

The Company has engaged Goldman, Sachs & Co. as the dealer manager for the Offer.  Persons with questions regarding the Offer should contact Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692.  The complete terms and conditions of the Offer are described in the Offer to Purchase and related Consent and Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Offer, at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is for information purposes only and is not an offer to purchase nor a solicitation of an offer to purchase with respect to any of the Notes.  The Offer is being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company has distributed to holders of the Notes.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer and, if given or made, such information or representation may not be relied upon as having been authorized by the applicable purchasers or the dealer manager.  None of the applicable purchasers, their respective boards of directors, the trustees, the information agent, the tender agent, the dealer manager or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, or deliver, or not deliver, a Consent with respect to, all or any portion of the principal amount of their Notes pursuant to the Offer.

About the Company:

Parent Holdings is the indirect parent company of Intermediate Holdings.  Intermediate Holdings is the indirect parent company of AAC.  AAC is a provider of products that forever mark the special moments of people’s lives.  As the parent company of brands such as Balfour®, ArtCarved®, Keepsake®, and Keystone®, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:

Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company nor any of its affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.